Exhibit 99.1



March 14, 2007


Securities and Exchange Commission
Washington D.C.  20549

                     RE: ADA-ES, Inc.

Gentlemen:

We confirm that the audit of ADA-ES, Inc. is not yet completed and cannot be completed by the required filing date of March 16, 2007 without unreasonable cost and effort.

Sincerely,

/s/ Hein & Associates LLP
-------------------------
HEIN & ASSOCIATES LLP
Certified Public Accountants